PART II

Item 1. Business.

Background Overview

PFG Fund V, LLC was formed in the State of Colorado on August 26, 2020 for the purpose of engaging in the business of providing short-term secured real estate lending in Colorado and Minnesota as the Company’s operations expand, loans may be made on properties located in other states as the market evolves, (“Hard Money Lending”) to real estate investors. The Company may also manage, remodel, develop, lease, renovate, repair, and/or sell real properties acquired through the Company’s lending activities, including, but not limited to, properties acquired through foreclosure and real estate owned (“REO”). The Company actively participates in the servicing and operational oversight of our assets through our manager, Pine Financial Group, Inc. (“Pine Financial”), rather than subrogate those responsibilities to a third party.

Through our affiliation with Pine Financial Group, Inc. (“Pine Financial”) , we have access to a large database of potential borrowers, which currently stands at approximately 9,500 in Colorado and 1,900 in Minnesota, and plan to make short- term secured rehab loans (“Hard Money Loans” or “Loans”) to these potential borrowers and other borrowers. This database was compiled by collecting email addresses from people that have shown interest in our loan or in fixing and flipping houses. These email addresses have come from offline networking events, online networking forums, and our website. Most of these prospects have not yet been qualified to borrow from us. They are simply people in the areas in which we lend that have shown interest.

The Company is managed by Pine Financial through its sole principal Kevin Amolsch and Jared Seidenberg, its COO/GC. Pine Financial is an established lender based in the Denver area. Pine Financial’s ability to evaluate potential loan candidates and underlying assets stems from management’s experience. Mr. Amolsch started analyzing private money loans in 2006 while working at Lassiter Mortgage before starting Pine Financial Group, Inc in 2008. Prior to joining Pine, Mr. Seidenberg was in private legal practice focused on business matters, regulatory compliance, banking and finance, corporate law, real estate, complex negotiations, and litigation. Prior to that, Mr. Seidenberg served as the General Counsel and President of a national financial services company with a portfolio in excess of $1 Billion where he handled all aspects of the company’s federal and state compliance, litigation, vendor agreements, leases, and operational concerns.

As the founder and owner of Pine Financial Group, Inc, Mr. Amolsch was responsible for reviewing every loan that was considered and approved by Pine Financial. Mr. Seidenberg currently reviews every loan considered and approved by Pine Financial and the Company. Under Mr. Amolsch’s leadership, Pine Financial has only taken 32 properties, out of the 1,990 loans originated, back through foreclosure or deed in lieu of foreclosure for a default rate of 1.61%. Of the 32 defaults resulting in repossession, 19 have been foreclosure and 13 have been deed in lieu. The deed in lieu takes about 7 days to complete at a cost of $150 to $200. The foreclosure process takes between 5 and 6 months in Colorado and 11 to 12 months in Minnesota with the owner redemption period and will cost the company between $3,500 and $4,000. Pine Financial will handle all aspects of the repossession and liquidation process for all defaults.

Company Objective

PFG Fund V, LLC was formed to offer passive investment opportunities to qualified investors. We will continue to focus on providing a very specialized loan to a small group of borrowers. The Company’s primary objectives are:

●	Generate significant profits by lending to rehab investors with short-term loans at high interest rates in Colorado, Minnesota, and other states as the Company expands.

●	To become the most reliable and well-known bridge and rehab lender in Colorado, Minnesota, and other states as it scales.

●	Realize profits and a high rate of return for investors from day one.

Mission Statement

To provide a high-yield and secure investment while supporting the community through property rehabilitation.

Market Discussion

The Industry

There is a high demand for private money rehab loans because it is the only type of financing available for many real estate investors. A rehab loan is a loan used to purchase a distressed property and make repairs. This is true for two primary reasons:

(1)    High Leverage - Private money lenders are more concerned with the deal than the amount of down payment. Conventional lenders will typically require a 20% or more down payment from the real estate investor. Some private lenders will approve loans with no down payment at all.

(2)    No Income - Because these are short term loans private lenders are less concerned with a debt to income ratio and more concerned with a solid strategy to pay back a loan. Conventional lenders and banks have strict debt to income ratio requirements which range from 36% to 45%. A debt to income ratio is calculated by taking the total monthly debt coverage divided by the borrower’s income. Some real estate investors do not show a consistent income and therefore cannot borrow conventional money.

A typical hard money borrower is a small real estate developer that is either fixing and flipping houses or building new residential real estate. We see typical hard money borrowers stick to one to four family residential properties. Typical hard money borrowers can be anything from extremely qualified with great credit, income and assets to very little income, assets and bad credit. Small real estate investors borrow from hard money lenders because of the high leverage lending, the ability to close quickly, the flexibility with the underwriting as discussed in the investment criteria section above or a combination of the three.

Colorado

There are several solid reasons we believe Colorado is a great place to be lending money. Colorado is one of very few markets that had minimal impact to the 2008 housing crash, which is a great indicator to its resilience. Colorado does not seem to experience the booms and busts other areas have seen. The officers of Pine Financial Group have been investing and doing business in Colorado for the last 20 years.

Minnesota

Generally speaking, the market is not as strong in Minnesota as it is in Colorado, but there is very little choice in local hard money lenders, making it much easier for us to conduct business. Although the housing market may not be as strong, it is still rock solid from management’s perspective.

Loan Process

PFG Fund V acts as a private wholesale mortgage company lending money to the borrowers through a retail channel of mortgage brokers. The primary broker is Pine Financial, the managing member of PFG Fund V. We will continue to be flexible and open up lending opportunities through other brokers as we see fit. All loans originated are underwritten pursuant to the same guidelines and Pine Financial will personally interview all potential borrowers. All fees paid to mortgage brokers are paid by the borrower and PFG Fund V has no commission expenses. In addition, no fees will be payable to Pine Financial Group if PFG Fund V elects to purchase previously originated loans or utilize its services.

Because PFG Fund V acts as a private lender, it will not be held to the same lending standards institutional lenders are held to. A typical institutional lender will follow Fannie Mae and/or Freddie Mac underwriting guidelines. Hard money lenders are all privately funded companies making loans to non-owner occupied borrowers. There are no standard underwriting guidelines for hard money lenders, except that most hard money lenders, as a practical matter, only loan to non-owner occupied borrowers and most adhere to a 70% or less loan to value ratio.

Competition

The Company typically faces competition from two sources: (a) institutional lenders (such as banks or credit unions) and

(b)	other private investors. Regarding institutional lenders, the current borrowing climate involving institutional lenders is highly restrictive. According to the Fannie Mae the underwriting guideline Eligibility Matrix which took effect August 7, 2018, some of the restrictive guidelines to real estate investors include: (these guidelines are based on a single family purchase, 30 year fixed rate loan)

●	85% loan to value;

●	They will not loan any cost of construction;

●	680 credit score (mid score of all three credit bureaus);

●	6 months of Principal, Interest, Taxes, and Insurance in liquid reserves;

●	Maximum loan of $417,000;

●	No foreclosures in the last 7 years;

●	No bankruptcies in the last 4 years;

●	Property cannot be titled in the name of an LLC, Corporation or Trust;

This is just a sample of the restrictive guidelines and is not exhaustive. The Fannie Mae Selling Guide (commonly known as the underwriting manual), is ~1,310 pages of guidelines. According to the clients we have interviewed, conventional lenders and banks are currently difficult and fickle to work with regardless of the investor’s creditworthiness or collateralizing assets. The Company was specifically created to fill the void created by the strict conventional environment.

With respect to other non-institutional lenders, we compete based on terms (pricing, points, maturity) and relationship / reputation.

Below is a chart comparing the terms of our Loans with those of what we perceive as our principal competitors in the Colorado and Minnesota markets. These are all considered non-traditional or private money lenders. This data comes from interviews with the lenders or, where possible, directly from their websites.

Colorado Competition

Company	LTV	LTC	Points	Rate	Term (months)
Pine Financial Group	70%	100%	2	12.90%	9
Merchants Mortgage	N/A	70%	1.5	11.00%	12
Aloha*	75%	90% of Purchase 100% of repairs	2-3	6.99%	9-24
Boomerang Capital	70%	85%	2	10.00%	6
Lead Funding**	70%	100%	2	12.00%	12

* Aloha is a concern as they advertise slightly better pricing. However, feedback that we have received from clients that have tried them has not been positive. Apparently, they are not transparent with their pricing. While they advertise 6.99% rates, we have not heard of anyone actually obtaining that rate. The rate commonly paid is between 10% and 12%. They also seem to be understaffed and have a slow draw process.

**Lead Funding has slightly better pricing and only competes with us on price. They too have a difficult draw process. They also require four (4) months of interest to be paid in advance.

Minnesota Competition

Company	LTV	LTC	Points	Rate	Term (months)
Pine Financial Group	70%	100%	4	12.90%	9
Merchants Mortgage	N/A	70%	1.5	11.00%	12
Renovo	70%	75%	2-4	9.00%+	8
Capital Lending Group	70%	80%-90%	3.5-5	10%-16%	6
CCM	70%	85%	2-5	10%+	12

Our biggest competitive advantage is our network and reputation. Since most of these loans are private money, competitors tend to run out of money. We have a large supply of money between our funds and other available cash. We rarely turn down business because of a lack of funds. We have an extremely positive reputation for getting deals done.

We understand that building relationships with successful real estate investors is the key to a thriving business. Business is much smoother and easier if we have the same clients coming back over and over. We have a high level of repeat and referral business because we compete with quality and transparency.

Employees

We are an emerging growth company currently being developed and currently have no salaried or waged employees. The management company, Pine Financial Group, Inc has seven (7) full time employees, four (4) independent contractors and two (2) offices. Our sole officers and director currently serve he Company for no fixed compensation.

Intellectual Property

The Company’s operations do not depend upon patents or copyrights. Certain information about the way the Company does business is considered by the Company to be unique and proprietary, including knowledge related to the marketing, origination and servicing of our Hard Money Loans. The Company intends to require its future key employees or consultants to sign non-disclosure or non-competition agreements with restrictions on divulging the Company’s confidential information. The Company is not a party to any license agreement, nor does the nature of its business require expenditure of funds for research and development.

Regulation

Extensive federal, state and local regulations cover the Company’s business, including regulations that cover the acquisition, management and sale of real estate.

Legal Proceedings

There is no past, pending or threatened litigation which has had or may have a material effect upon the Company’s business, financial condition or operation.

CERTAIN LEGAL ASPECTS OF THE COMPANY LOANS

Each of the Company’s loans will be secured by, among other things, a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, or security agreement. The deed of trust and the mortgage are the most commonly used real property security devices. A deed of trust has three parties: a debtor, referred to as the “trustor”; a third party, referred to as the “trustee”; and the lender, referred to as the “beneficiary.” The trustor irrevocably grants the property until the debt is paid, “in trust, with power of sale” to the trustee to secure payment of the obligation. The trustee’s authority is governed by law, the express provisions of the deed of trust and the directions of the beneficiary. The Company will be the beneficiary under all deeds of trust securing Company loans. In a mortgage loan, there are only two parties: the mortgagor (borrower) and the mortgagee (lender).

In the United States, each individual State law determines how a mortgage is foreclosed. The route usually requires a judicial process, but varies from state to state. For properties located in the United States, some States have a statute known as the “one form of action” rule, which requires the beneficiary of a collateral lien to exhaust the security under the security lien (i.e., foreclose on the property) before any personal action may be brought against the borrower. Foreclosure statutes vary from State to State. Loans by the Company secured by mortgages will be foreclosed in compliance with the laws of the State where the real property collateral is located.

Special Considerations in Connection with Junior Encumbrances

In addition to the general considerations concerning trust deeds discussed above, there are certain additional considerations applicable to second and more junior deeds of trust (“junior encumbrances”). By its very nature, a junior encumbrance is less secure than a more senior lien. If a senior lien holder forecloses on its loan, unless the amount of the bid exceeds the senior encumbrances, the junior lien holder will receive nothing. Because of the limited notice and attention given to foreclosure sales, it is possible for a junior lien holder to be sold out, receiving nothing from the foreclosure sale, although all legal methods of recouping the Company’s investment will be exhausted. By virtue of anti-deficiency legislation, discussed above, a junior lien holder may be totally precluded from any further remedies.

Accordingly, a junior lien holder (such as the Company in certain cases) may find that the only method of protecting its security interest in the property is to take over all obligations of the trustor with respect to senior encumbrances while the junior lien holder commences its own foreclosure, making adequate arrangements either to (1) find a purchaser for the property at a price which will recoup the junior lien holder’s interest, or (2) to pay off the senior encumbrances so that the junior lien holder’s encumbrance achieves first priority. Either alternative may require the Company to make substantial cash expenditures to protect its interest. (See “Business Risks” above.)

The Company may also make wrap-around mortgage loans (sometimes called “all-inclusive loans”), which a junior encumbrances to which all the considerations discussed above will apply. A wrap-around loan is made when the borrower desires to refinance his, her, or its property but does not wish to retire the existing indebtedness for any reason, e.g., a favorable interest rate or a large prepayment penalty. A wrap-around loan will have a principal amount equal to the outstanding principal balance of the existing secured loans plus the amount actually to be advanced by the Company. The borrower will then make all payments directly to the Company, and the Company in turn will pay the holder of the senior encumbrance. The actual ultimate yield to the Company under a wrap-around mortgage loan will likely exceed the stated interest rate on the underlying senior loan, since the full principal amount of the wrap-around loan will not actually be advanced by the Company. State laws generally require that the Company be notified when any senior lien holder initiates foreclosure.

If the borrower defaults solely upon his, her or its debt to the Company while continuing to perform with regard to the senior lien, the Company (as junior lien holder) will foreclose upon its security interest in the manner discussed above in connection with deeds of trust generally. Upon foreclosure by a junior lien, the property remains subject to all liens senior to the foreclosed lien. Thus, if the Company were to purchase the security property at its own foreclosure sale, it would acquire the property subject to all senior encumbrances.

The standard form of deed of trust used by most institutional lenders, like the one that will be used by the Company or its affiliates, confers on the beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the deed of trust in such order as the beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the beneficiary under the underlying first deed of trust will have the prior right to collect any insurance proceeds payable under a hazards insurance policy and any award of damages in connection with the condemnation, and to apply the same to the indebtedness secured by the first deed of trust before any such proceeds are applied to repay the loan in respect of the Company. The amount of such proceeds may be insufficient to pay the balance due to the Company, while the debtor may fail or refuse to make further payments on the damaged or condemned property, leaving the Company with no feasible means to obtain payment of the balance due under its junior deed of trust. In addition, the borrower may have a right to require the lender to allow the borrower to use the proceeds of such insurance for restoration of the insured property.

“Due-on-Sale” Clauses

The Company’s forms of promissory notes and deeds of trust, like those of many lenders, contain “due-on-sale” clauses, which permits the Company to accelerate the maturity of a loan if the borrower sells, conveys or transfers all or any portion of the property, but may or may not contain “due-on-encumbrance” clauses which would permit the same action if the borrower further encumbers the property (i.e., executes further deeds of trust). The enforceability of these types of clauses has been the subject of several major court decisions and legislation in recent years.

(1)    Due-on-Sale: Federal law now provides that, notwithstanding any contrary pre-existing state law, due-on- sale clauses contained in mortgage loan documents are enforceable in accordance with their terms by any lender after October 15, 1985. On the other hand, acquisition of a property by the Company by foreclosure on one of its loans may also constitute a “sale” of the property, and would entitle a senior lien holder to accelerate its loan against the Company. This would be likely to occur if then prevailing interest rates were substantially higher than the rate provided for under the accelerated loan. In that event, the Company may be compelled to sell or refinance the property within a short period of time, notwithstanding that it may not be an opportune time to do so.

(2)    Due-on-Encumbrance: With respect to mortgage loans on residential property containing four or less units, federal law prohibits acceleration of the loan merely by reason of the further encumbering of the property (e.g., execution of a junior deed of trust). This prohibition does not apply to mortgage loans on other types of property. Although many of the Company’s junior lien mortgages will be on properties that qualify for the protection afforded by federal law, some loans will be secured by properties that do not qualify for the protection, including (without limitation) small apartment buildings or commercial properties. Junior lien mortgage loans made by the Company may trigger acceleration of senior loans on properties if the senior loans contain valid due-on-encumbrance clauses, although both the number of such instances and the actual likelihood of acceleration are anticipated to be minor. Failure of a borrower to pay off the senior loan would be an event of default and subject the Company (as junior lien holder) to the risks attendant thereto. It will not be customary practice of the Company to make loans on non-residential property where the senior encumbrance contains a due-on-encumbrance clause. (See “Special Considerations in Connection with Junior Encumbrances.”)

Prepayment Charges

Loans may provide for certain prepayment charges to be imposed on the borrowers in the event of certain early payments on the loan. The Manager reserves the right, but has no obligation, at its business judgment to waive collection of prepayment penalties. At this time, Pine Financial is not charging prepayment penalties on any loans but may in the future. Applicable federal and state laws may limit the prepayment charge on residential loans. For commercial or multi-family loans there is no federal law that limits the prepayment amount charge, but applicable state laws may vary.

Bankruptcy Laws

If a borrower files for protection under the federal bankruptcy statutes, the Company will be initially barred from taking any foreclosure action on its real property security by an “automatic stay order” that goes into effect upon the borrower’s filing of a bankruptcy petition. Thereafter, the Company would be required to incur the time, delay and expense of filing a motion with the bankruptcy court for permission to foreclose on the real property security (“relief from the automatic stay order”). Such permission is granted only in limited circumstances. If permission is denied, the Company will likely be unable to foreclose on its security for the duration of the bankruptcy, which could be a period of years. During such delay, the borrower may or may not be required to pay current interest on the Company loan. The Company would therefore lack the cash flow it anticipated from the loan, and the total indebtedness secured by the security property would increase by the amount of the defaulted payments, perhaps reaching a total that would exceed the market value of the property.

In addition, bankruptcy courts have broad powers to permit a sale of the real property free of the Company’s lien, to compel the Company to accept an amount less than the balance due under the loan and to permit the borrower to repay the loan over a term which may be substantially longer than the original term of the loan.

TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES

The following discussion is a summary of the federal income tax considerations material to an investment in the Notes. This summary is based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service contained in Revenue Rulings, Revenue Procedures and other administrative actions and existing judicial decisions in effect as of the date of this Offering.

Investors should realize that it is not feasible to comment on all aspects of federal, state and local tax laws that may affect each of our Noteholders. The federal and state income tax considerations discussed below are necessarily general in nature, and their application may vary depending upon a Noteholder’s particular circumstances. Further, no representations are made in this Offering as to local tax considerations. The discussion below is directed primarily to individual taxpayers who are citizens or residents of the United States. Accordingly, persons who are trusts, corporate investors in general, corporate investors that are subject to specialized rules such as Subchapter S corporations and any potential investor who is not a U.S. citizen or resident are cautioned to consult their own personal tax advisors before investing in the Notes.

Investors should note that we do not intend to request a private letter ruling from the Internal Revenue Service with respect to any of the federal income tax matters discussed below, and on certain matters no ruling could be obtained even if requested. There can be no assurance that the present federal income tax laws applicable to Noteholders and our operations will not be changed, prospectively or retroactively, by additional legislation, by new Treasury Regulations, judicial decisions or administrative interpretations, any of which could adversely affect a limited partner, nor is there any assurance that there will not be a difference of opinion as to the interpretation or application of current federal income tax laws.

Each prospective investor is urged to consult with the investor’s personal tax advisor with respect to his or her personal federal, state and local income tax considerations arising from a purchase of our Notes. Investors should be aware that the Internal Revenue Service may not agree with all tax positions taken by us and that legislative, administrative or judicial decisions may reduce or eliminate anticipated tax benefits.

We will furnish to each Noteholders and any assignee of Notes on an annual basis the information necessary for the preparation and timely filing of a federal income tax return. Investors should note that information returns filed by us will be subject to audit by the Internal Revenue Service and that the Commissioner of the Internal Revenue Service has announced that the Internal Revenue Service will devote greater attention to the proper application of the tax laws to companies.

Neither our Manager, its officers, directors, nor its affiliates are providing tax advice to prospective investors, and the Manager recommends Noteholders consult with their tax advisors with respect to the impact of any relevant legislation on Noteholders’ investments and the status of legislative, administrative, judicial or regulatory developments and proposals and their potential effect on an investment in the Company.

Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” interest paid on the Notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

However, a note with a term of one year, which we refer to in this discussion as a “short-term note,” will be treated as having been issued with original issue discount or “OID” for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term Notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

Cash method holders of short-term Notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term Notes until the OID is included in the holder’s income.

There are also some situations in which a cash basis holder of a note having a term of more than one year may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term as ordinary gross income as the OID accrues. OID accrues under a constant yield method, as described above.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest (including OID) you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the Notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the Notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest or OID on the Notes.

Under certain circumstances, as a holder of a note, you may be subject to “backup withholding” at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-United States person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as tax-exempt organizations, and to certain non-United States persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Legislation Involving Payments to Certain Foreign Entities

We are required to deduct and withhold a tax equal to 30% of any payments made on our Notes to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our Notes is required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisors regarding the possible implications of these requirements on an investment in the Notes.

Item 2. Management Discussion & Analysis of Financial Condition and Results of Operation

Generally

The Company filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on January 15, 2021, which offering statement was qualified by the SEC on June 3, 2021. Pursuant to the Offering Statement, we offered, on a “best-efforts” basis up to $75,000,000 in principal amount of unsecured, non-convertible, fixed-rate promissory notes (the “Notes”) of PFG Fund V. The Company set a minimum investment requirement of $25,000 but reserved the right to accept subscriptions for less or greater amount at the discretion of our Manager. Proceeds from the sale of the Notes was used to make and originate loans secured by interests in real property located throughout the United States, with a primary focus in Colorado and Minnesota.

As of December 31, 2021, the Company had issued 168 promissory notes. The notes have terms of 60 months and bear an interest of 8.00% per annum, interest payable only monthly. The notes have varying maturity dates, with the principal and accrued and unpaid interest due in full on demand after the maturity date. As of December 31, 2021, outstanding promissory notes and interest payable totaled $22,813,690.00, and $152,588.00, respectively. The promissory notes mature in 2026. The cash generated by these Note sales is utilized to originate loans secured by interests in real property.

As of December 31, 2021, the Company has a line of credit with a single financial institution from which the Company may receive advances up to a combined maximum of $2,000,000.00 based on the Company’s underlying collateral. As of December 31, 2021, the interest rate was 5% on the line of credit agreement, which expires on November 12, 2023. The agreement contains certain financial covenants concerning minimum interest coverage ratio and minimum net worth requirements, which need to met combined with a related party. All of which were met as of December 31, 2021.

As of December 31, 2021, the Company held Mortgage loans receivable consisting of notes to individuals, limited liability companies and corporations secured by deeds of trust, bearing interest at various rates ranging from 10.00% to 14.00% per annum. These notes have original maturity dates ranging from January 2022 to June 2023. As of December 31, 2021, mortgage loans receivable, other receivables, and interest receivable totaled $21,386,591.92, $2,420,000.00, and $155,114, respectively. Unfunded commitments were $4,537,549.50 as of December 31, 2021.

$3,491,700 of the mortgage loans receivable are collateral for the line of credit. Of the total mortgage loan receivable of $21,386,592 as of December 31, 2021, $20,385,792 mature in 2022 and $1,000,800 mature in 2023. As of December 31, 2021, there were no loan modifications nor default loans.

We are managed by our Manager, Pine Financial Group, Inc, a Colorado Corporation. We do not have any employees. We rely on the employees of our Manager, for the day-to-day operation of our business. As of the end if the reporting period of December 31, 2021, there have been no recent developments regarding the real estate markets in which we participate, the composition of our lending competition, material agreements entered into by the Company, or any other material change which impacted our business operations.

Liquidity and Capital Resources

The Company is seeking to raise up to $75 million of capital by selling Notes to Investors. We deploy most of the capital to make, purchase, originate, acquire, or sell loans secured by interests in real property located throughout the United States, with a primary focus in Colorado and Minnesota. The Company may also manage, remodel, develop, lease, renovate, repair, and/or sell real properties acquired through the Company’s lending activities, including, but not limited to, properties acquired through foreclosure and real estate owned (“REO”).

There is no public market for units of the Company, and none is expected to develop in the foreseeable future. No public market currently exists for our Notes. The Company has set a minimum investment requirement of $25,000.00 but may accept subscriptions for less or greater amount at the discretion of our Manager. Therefore, purchasers of our Notes may be unable to sell their securities because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Notes. However, our ability to finance our operations is subject to some uncertainties such as the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located.

Trend Information

Recent economic trends and developments may have adverse impacts on the Company and its operations including, without limitation, historically high inflation, rising interest rates, increased costs of materials and construction, inflated property values and rapidly fluctuating real-estate markets, low supply of housing stock, tight labor markets and rising wages.

As a result of the global outbreak of a new strain of coronavirus, COVID-19 and its variants, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the outbreak has evolved, and the after-effect of the outbreak presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are unable to quantify the impact COVID-19 may have on us at this time. However, the extent of the impact of COVID-19 outbreak on operations of the Company will depend on future developments, including the duration and spread of the outbreak, related advisories and restrictions, government actions, the impact on financial markets and the overall economy, all of which are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s operations can be affected. Depending on the severity and length of the outbreak, the novel coronavirus may continue to present uncertainty and risk with respect to the Company, its performance, and its financial results in the future.

With the exception of the foregoing, there currently are no other events or uncertainties that we are aware of that will materially or adversely impact the lending operations of the Company nor are we aware of any events or uncertainties that would cause any of the reported financial information to not be indicative of future operating results.

Despite the current economic and market trends, we expect PFG Fund V, LLC to continue to grow its debt obligation as we sell more Notes, and increase its assets based on loans originated as outlined in the Offering.

Item 3. Directors, Executive Officers, Promoters and Control Persons

The Principals and Executive Officers of the Manager of the Company are as follows:

Name	Age	Title(s)
Kevin Amolsch	43	CEO, President, Treasurer of Pine Financial Group, Inc.
Jared Seidenberg	43	COO/General Counsel

Duties, Responsibilities and Experience

The following individuals are the decision makers of Pine Financial Group, Inc. which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement of the Company.

The Principals and Executive Officers of the Manager are as follows:

Pine Financial Group, Inc., Managing Member

Kevin Amolsch, Age 43, Sole Principal and Owner of Pine Financial Group, Inc., Manager

Kevin Amolsch formed Pine Financial Group, Inc. in October 2008 after leaving Lassiter Mortgage as the senior loan officer for residential lending. With Lassiter Mortgage, a small mortgage brokerage consisting of the owner, one assistant, and Mr. Amolsch who served as a sub-contractor originating mortgage loans. While there, Mr. Amolsch was able to help raise private money to fund hard money loans as well as brokering traditional mortgages in Colorado. During his last 12 months there, Mr. Amolsch originated every residential loan that came through Lassiter, whether hard money or conventional, while the owner focused on commercial loans and her side business. Although the owner reviewed every file Mr. Amolsch initiated and was the underwriter on each hard money file. It was Mr. Amolsch who made the principal decisions on which loans to fund and which ones to turn down and presented the loans to the individual investors for funding. Mr. Amolsch was also instrumental in structuring the loan servicing side of the business and created the system for collecting and sending payments, managing construction draws, and for handling defaults.

Today, Pine Financial Group is a premier lender for real estate investors in Colorado and Minnesota with more than 1,950 loans for almost $685 million in completed transactions. It is well known in the investment community that Pine Financial can get deals done and its business is based primarily on repeat business and referrals.

Kevin acquired his first house shortly after his 21st birthday. He was in the military when he purchased the house. Within two years he purchased another home and kept the first one as a passive investment. Within another two years he became a full time real estate investor through acquisition, leasing and selling residential assets. He did this for several years before becoming a mortgage broker. He continued to broker conventional mortgage loans part time and went to work for a company that analyzes mortgage bonds to learn more about the secondary mortgage market in this country.

Finding it difficult to work for someone else he ended his short corporate career before his two-year anniversary and started working for a small boutique mortgage company in Denver and learned how to broker private money. This small mortgage company, Lassiter Mortgage, was a mortgage broker licensed in Colorado. There were two loan officers and one office assistant. Their office was in Denver and it originated loans in Colorado. For the last 12 months Kevin worked there, he ran the residential lending division. Any residential loan originated by Lassiter Mortgage was originated by Kevin. Kevin was consistently making between 2 and 5 private money loans per month before he left the company in 2008. Kevin was in charge of putting the file together and presenting the deal and the risks to private money lenders. Kevin also started and managed the loan servicing division where he was responsible for collecting payments, managing defaults and inspecting the properties. In 2008 he started Pine Financial Group, Inc to continue pursuing his passion for deals.

Pine Financial Group has seven full time employees, four independent contractors and two offices. Pine Financial Group originates short-term rehab loans to small real estate investors and developers. The niche has always been to serve investors and help make it possible for new and experienced investors to do more real estate deals. Pine Financial Group has been profitable from day one and currently has over $95 million in assets under management.

Kevin is the author of “The 45 Day Investor” a book dedicated to helping new investors buy their first investment property in 45 days or less and has been quoted in the Las Vegas Review Journal, the Denver Post, Forbes, Yahoo Real Estate, and several other small publications and blogs.

Pine Financial Group, Inc., Managing Member

Jared Seidenberg, Age 43, COO/ General Counsel of Pine Financial Group, Inc., Manager

Mr. Seidenberg is the COO/General Counsel at Pine Financial Group. Prior to joining Pine, Mr. Seidenberg was in private practice focused on business matters, regulatory compliance, banking and finance, corporate law, real estate, complex negotiations, and litigation. His real estate clients included developers, investors, contractors, and builders who he assisted in entitlement, deal formation and structure, litigation, contract matters, and disputes.

Prior to that, Mr. Seidenberg served as the General Counsel and President of a national financial services company with a portfolio in excess of $1 Billion where he handled all aspects of the company’s federal and state compliance, litigation, vendor agreements, leases, and operational concerns.

In addition, Mr. Seidenberg is a successful real estate investor and has been involved in numerous multi-family developments, land deals, and single-family fix and flips. Mr. Seidenberg is a 2004 graduate of the University of Colorado School of Law.

Executive Compensation

The following table sets forth the cash compensation from the Company of the Principals of our Manager:

Name & Title	Year	Salary	Bonus	Option Awards	Other
Kevin Amolsch	2021	$0.00	$0.00	$0.00	100% of LLC Interests
Jared Seidenberg	2021	$0.00	$0.00	$0.00	N/A

For organizing the Company, business plan development, putting together this Offering, initial capitalization, and other related services, the Manager of our Company has been awarded 100% of the LLC Interests in our Company. The Manager continues to reap the benefits of the LLC Interests by providing management services to the Company and its noteholders.

The Manager shall receive reimbursement for expenses incurred on behalf of the Company. The Manager will also receive 100% of distributions available after the Noteholders have received their return of principal and promised interest payments under the Notes.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

The principals of our Manager have agreed to provide services to us without compensation until such time that we have sufficient earnings from our revenue. The Manager has received the Membership Interests in exchange for cash.

Item 4. Security Ownership of Management and Certain Security Holders.

The following table sets forth information as of the date of this Offering.

Name of Beneficial Owner	Membership Interest	% Before Offering	% After Offering
Pine Financial Group, Inc.	100%	100%	100%
TOTAL:	100%	100%	100%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

Item 5. Interest of Management and Others in Certain Transactions.

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We have issued 100% of the Management Interests to our Manager. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Net Income	N/A	The Manager, as equity holder of the Company, shall receive a fee of 100% of the available cash distributions (profits). Cash Distributions are profits only, and shall be made after interest and/or principal payment of the Notes, and other expenses and costs that the Company may incur. The total amount of profit that the Manager may receive cannot be determined at this time. This may be paid monthly.
Servicing Fee (Fee charged to Company)	Manager compensation for servicing each loan.	The Servicing Fee shall be at a rate of 1% of the principal amount of the Loan. The total the Manager may receive cannot be determined at this time.
Origination & Admin Fee (Fee charged to Borrower)	Manager compensation for time spent originating, underwriting, and administering each loan.	$995 per Loan plus 2% to 4% of the Loan principal amount. The total the Manager may receive cannot be determined at this time. Paid by the Borrower.
Inspection Fees (Fee charged to Borrower)	Manager compensation for inspecting properties for construction draws.	A reasonable fee charged to the Borrower for inspecting the property prior to releasing a construction draw. The total the Manager may receive cannot be determined at this time.

Item 6. Other Information. None

Item 7. Financial Statements. To Follow on Next Page

PFG Fund V, LLC

Financial Statements

December 31, 2021 and 2020

PFG Fund V, LLC

Financial Statements

Years Ended December 31, 2021 and 2020

Independent Auditor’s Report

To the Members

PFG Fund V, LLC

Wheat Ridge, Colorado

Opinion

We have audited the financial statements of PFG Fund V, LLC, a Colorado limited liability company, which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of income and changes in members’ equity, and cash flows for the year ended December 31, 2021 and the period from August 26, 2020 (inception) through December 31, 2020, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of PFG Fund V, LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021, and the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of PFG Fund V, LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about PFG Fund V, LLC’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

To the Members

PFG Fund V, LLC

Wheat Ridge, Colorado

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of PFG Fund V, LLC’s internal control. Accordingly, no such opinion is xpressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about PFG Fund V, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control- related matters that we identified during the audit.

To the Members

PFG Fund V, LLC

Wheat Ridge, Colorado

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The Supplementary Schedule - Loan Concentration and Characteristics is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Pleasant Hill,California	Spiegel Accountancy Corp.
April 29, 2022	Certified Public Accountants

PFG FUND V, LLC
BALANCE SHEETS
December 31, 2021 and 2020

	2021	2021
ASSETS

Assets:
Cash	$905,258	$5,000
Interest Receivable	155,114	—
Mortgage Loans Receivable	21,386,592	—
Related Party Receivable	150,000	—
Other Receivable	2,420,000	—

Total Assets	$25,016,964	$5,000

LIABILITIES AND MEMBERS' EQUITY
Liabilities:
Interest Payable	$152,588	$—
Line of Credit	2,000,000	—
Promissory Notes	22,813,690	—

Total Liabilities	24,966,278	—

Members' Equity	50,686	5,000

Total Liabilities and Members' Equity	$25,016,964	$5,000

See Notes to Financial Statements

PFG FUND V, LLC
STATEMENTS OF INCOME
Years Ended December 31, 2021 and
August 26, 2020 (Inception) through December 31, 2020

	2021	2020
Revenue:
Interest Income	$924,308	$—
Late Fee Income	1,134	—

Total Revenue	925,442	—

Expense:
Interest Expense	879,756	—

Total Expenses	879,756	—

Net Income	$45,686	$—

See Notes to Financial Statements

PFG FUND V, LLC
STATEMENTS OF CHANGES IN MEMBER'S EQUITY
Years ended December 2021 and August 26, 2020
(Inception) through December 31, 2020

	Member's Equity		Total
	Unit	Amount	Member's Equity

Balance at Inception (August 26, 2020)	—	$—	$—

Issuance of Units	1	5,000	5,000

Net Income	—	—	—

Balance at December 31, 2020	1	$5,000	$5,000

Issuance of Units	—	—	—

Net Income	—	—	45,686

Balance at December 31, 2021	1	$5,000	$50,686

See Notes to Financial Statements

PFG FUND V, LLC
STATEMENTS OF CASH FLOWS
Years ended December 2021 and August 26, 2020
(Inception) through December 31, 2020

	2021	2020
Cash Flows From Operating Activities:
Net Income	$45,686	$—
Changes in operating Assets and Liabilitites
Other Receivable	(2,420,000)
Interest Receivable	(155,114)	—
Interest Payable	152,588	—
Mortgage Loans Receivable	(21,386,592)	—
Related Party Receivable	(150,000)	—
Net Cash Used in Operating Activities	(23,913,432)	—

Cash Flows From Investing Activities:	—	—

Cash Flows From Financing Activities:
Proceeds from Line of Credit	2,000,000	—
Proceeds from Promissory Notes	22,813,690	—
Issuance of Voting Member Units	—	5,000
Net Cash Provided by Financing Activities	24,813,690	5,000
Net Increase in Cash	900,258	5,000

Cash - Beginning of Year	5,000	—

Cash - End of Year	$905,258	$5,000

Supplemental Cash flow information:
Cash Paid For:
Interest Expense	$727,168	$—
Taxes	$—	$—

See Notes to Financial Statements

PFG Fund V, LLC

Notes to Financial Statements

Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

PFG FUND V, LLC. (the “Company”) was incorporated on August 26, 2020, in Colorado. The Company’s fiscal year end is December 31. There were no operating activities during the period ended December 31,2020. The Company specializes in lending to real estate investors and provides debt financing to borrowers primarily in Colorado and Minnesota.

The Company is managed by Pine Financial Group, Inc. (the “Manager”), a Colorado Corporation. The Manager is in complete control of the Company business. The Company will operate for up to 5 years and may use multiple exit strategies, including: organic company wind down, sale of notes, refinance notes and hold, sale to a public real estate investment trust, and bulk sale to an institution.

 During the months of July and August 2021, the Company transferred mortgage loans receivable and promissory notes from PFG Fund III, LLC, a related party entity, into the Company, as further discussed in Note 8.

Promissory Notes

The Company offers up to $75,000,000.00 in principal amount of unsecured, non- convertible, fixed-rate promissory notes through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A+”and it intends to offer the notes directly to investors and not through registered broker-dealers who are paid commission. The Company has set a minimum investment requirement of $25,000.00 but may accept  subscriptions for less at the discretion of the Manager. The maximum amount to be raised in the offering is $75,000,000.00.

 As of December 31, 2021, and 2020, $22,813,690.00 and $0 notes were issued and outstanding, respectively.

The Notes are non-negotiable and will be issued in the minimum amount of $25,000 but may be higher or lower upon the Manager’s discretion. The Notes are offered with a minimum term of 60 months from the dates of issue, with a fixed interest rate of 8%. After 1 month from the dates of issuance of the Note, an Investor may request redemption of its Note with 90 days’ notice without penalty subject to availability of cash on hand. The Company has the right, at its option, to call any of the Notes for redemption before maturity in whole or in part, at any time or from time to time. If a Note is redeemed before maturity, the holder will be paid an amount equal to the face value of the Note plus any accrued interest through the date of redemption.

Distributions

The Company provides quarterly statements of account to the note holders and distributes or reinvests amounts equal to accrued and unpaid interest once per month on the first business day of each month.

PFG Fund V, LLC

Notes to Financial Statements

Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 1 -  ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)

Manager Compensation

The Manager has contributed $5,000 to purchase Membership Interests of the Company. The Manager is entitled to all Company profits. Profits equal all Company revenue minus all Company expenses to include note holder interest. The Manager has sole voting rights. The Manager is also entitled to various compensation, including, (1) servicing fee, which is equal to an annualized rate of 1% of the principal amount of the loan, (2) origination and administration fee, which is $685 per loan plus 2-4% of the loan principal amount, and (3) reasonable inspection fee. The Manager waived all fees for the year ended December 31, 2021. No fees to the Manager were incurred or accrued.

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and reflect all significant receivables, payables and other liabilities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates as future confirming events occur.

Mortgage Loans Receivable

 Mortgage loans receivable are recorded at their outstanding unpaid principal balance with interest thereon being accrued as earned. The loans will have varying terms at the discretion of the Manager, and generally have a term between 7 to 18 months. Loan agreements provide for monthly payments of principal and interest, or interest only with a “balloon payment” at the end of the term.

The Company will not recognize interest income on loans once they are determined to be impaired until the delinquent interest is collected in cash. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, generally 90 days or more past due. Management also determines whether or not the terms of the mortgage loan should be modified. Impairment is measured on a loan level basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the underlying collateral.

PFG Fund V, LLC

Notes to Financial Statements

Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

The allowance for loan losses is established when losses are estimated to have occurred through a provision for loan loss that is charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to income. The allowance for loan loss is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the types and dollar amount of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Revenue Recognition

Mortgage interest income on performing loans is recognized as revenue when earned according to the contractual terms of the loan.

Fees income, including late fees, is recognized as revenue when earned upon collection.

Financial Instruments

The Company follows Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the assets or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based om the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three board levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active market); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

PFG Fund V, LLC

Notes to Financial Statements

Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments (Continued)

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities

Valuation Process and Techniques

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

During the year ended December 31, 2021, there were no changes to the valuation techniques that had, or are expected to have, a material impact on Company’s financial position or results of operations.

The following methods and assumptions were used to estimate the fair value of the following asset group:

Mortgage loans receivable that are performing are reported at their amortized cost. For non- performing loans in which a specific allowance is established, the Company reports the loan at the net realizable value of the underlying collateral based on an observable market price or a current appraised value. These loans are classified as Level 2. If an appraised value is not available or if there is no observable market price, the Company reports the loan as Level 3. At December 31, 2021, there are no loans classified as Level 2 or 3.

At December 31, 2021, there were no non-recurring assets or liabilities recorded at fair value.

Income Taxes

The Company is a disregarded entity under the Internal Revenue Code and a similar section of the state code. The member of the limited liability company is taxed on its proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes have been included in these financial statements. The Company has evaluated its current tax positions and has concluded that as of December 31, 2021, no significant uncertain tax positions exist for which a reserve would be necessary.

The Company’s income tax returns are subject to review and examination by federal, state, and local governmental authorities. As of December 31, 2021, there were 2 years open to examination by the Internal Revenue Service or state and local governmental authorities.

To the extent penalties and interest are incurred through the examinations, they are included in the other operating expenses section of the accompanying statements of income.

PFG Fund V, LLC

Notes to Financial Statements
Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

Accounting Standards Issued but Not Yet Effective

Credit Losses - In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326), and was clarified by FASB ASU 2019-04, Codification Improvements, and FASB ASUs 2019-05 and 2019-11, Targeted Transition Relief and Clarification. Prior to these pronouncements, generally accepted accounting principles required use of the incurred loss method for recognizing credit losses in the reserve. The incurred loss method recognizes a credit loss when it is probable that a loss has been incurred. The new guidance replaces the incurred loss method with one that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to form credit loss estimates. The pronouncements also allow for the irrevocable election of the fair value measurement for certain financial assets. FASB ASUs 2018-19 and 2019-10, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, have deferred the adoptions of these standards until interim and annual periods beginning after December 15, 2022. Management is currently evaluating the guidance and the impact it will have on the Fund’s financial statements.

NOTE 3 -  CASH CONCENTRATION

The Company maintains funds in financial institutions that are members of the Federal Deposit Insurance Corporation. As such, funds are insured based on Federal Reserve limits. The Company has not experienced any losses in the past, and Company management believes it is not exposed to any significant credit risk on the current account balance. At times, cash balances might exceed insured amounts.

NOTE 4 -  MORTGAGE LOANS RECEIVABLE

Mortgage loans receivable consist of notes to individuals, limited liability companies and corporations secured by deeds of trust, bearing interest at various rates ranging from 10.00% to 14.00% per annum. These notes have original maturity dates ranging from January 2022 to June 2023. As of December 31, 2021, mortgage loans receivable and interest receivable totaled $21,386,592.00, and $155,114.00, respectively.

Unfunded commitments were $4,537,549.50 as of December 31, 2021. These unfunded commitments will be funded by a combination of additional investor promissory notes, repayment of principal on current loans and draws on the Company’s line of credit.

There were no delinquent loans as of December 31, 2021. Management therefore determined that an  allowance for loan losses was not necessary.

$3,491,700 of the mortgage loans receivable are collateral for the line of credit. Of the total mortgage loan receivable of$21,386,592 as of December 31, 2021, $20,385,792 mature in 2022 and $1,000,800 mature in 2023. As of December 31, 2021, there were no loan modifications nor default loans.

PFG Fund V, LLC

Notes to Financial Statements
Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 5 -  LINE OF CREDIT

At December 31, 2021, the Company has line of credit with 1 financial institution and can receive advances under the agreement up to a combined maximum of $2,000,000.00 based on the Company’s underlying collateral. As of December 31, 2021, the interest rate was 5% on the line of credit agreement, which expires on November 12, 2023. The agreement contains certain financial covenants concerning minimum interest coverage ratio and minimum net worth requirements, which need to be met combined with a related party. The combined covenants have not been assessed as part of these financial statements.

NOTE 6 -  PROMISSORY NOTES

At December 31, 2021, the Company has 168 promissory notes. The notes have terms of 60 months and bear an interest of 8.00% per annum, interest payable only monthly. The notes have varying maturity dates, with the principal and accrued and unpaid interest due in full on demand after the maturity date. The notes are secured by a pro-rated first lien interest on the Company’s assets. As of December 31, 2021, outstanding promissory notes and interest payable totaled $22,813,690.00, and $152,588.00, respectively. Promissory notes mature in 2026.

NOTE 7 -  FAIR VALUE MEASUREMENTS

Due to their short-term nature, the carrying values of mortgage loan receivable, interest receivable, related party receivable, other receivable, promissory notes, interest payable, and lines of credit approximate their fair values at December 31, 2021.

NOTE 8 -  RELATED PARTY TRANSACTIONS

The Company receives certain operating and administrative services from the Manager, some of which may not be reimbursed to the Manager. The Company’s financial position and results of operations would likely be different without this relationship with the Manager.

Transfer from PFG FUND III

In the months of July and August 2021, mortgage loans receivable in the amount of $13,869,902 were purchased from PFG Fund III, an affiliate.

Related Party Receivable

During the year ended December 31, 2021, $2,000,000.00 proceeds from line of credit was deposited into an affiliate’s account. As of December 31, 2021, $150,000.00 remained and was transferred to the Company’s bank account in February 2022.

PFG Fund V, LLC

Notes to Financial Statements
Years Ended December 2021 and

August 26, 2020 (Inception) through December 31, 2020

NOTE 9 -  RISKS AND UNCERTAINTIES

Default Risk

In the normal course of business, the Company is exposed to default risk related to its mortgage loans held for investment. In the event a borrower defaults on a Company loan, the Company has the ability to foreclose on the mortgage collateral and subsequently sell the real estate to recover its investment. However, there is no guarantee that the original investment will be recovered.

Operating Risk

The impact of COVID-19, and its variants, continue to cause uncertainty in global and national markets, which may continue for a currently indeterminable period of time. The pandemic may continue to cause labor disruptions, supply chain shortages, increased consumer costs and related inflation. These negative factors either individually, or cumulatively, may cause an impact to financing and investing operations, the consequence of which cannot be readily determined, but may impact the Fund’s ability to meet future obligations.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2022, and there were no subsequent events to report.

PFG FUND V, LLC
SUPPLEMENTARY SCHEDULE
LOAN CONCENTRATIONS AND CHARATERISTICS
December 31, 2021

The loans are secured by recorded deeds of trust. Outstanding loan characteristics are as follows:

Number of Secured Mortgage Loans Outstanding	40
Total Secured Mortgage Loans Outstanding	$21,386,592
Average Secured Mortgage Loan Outstanding	$534,665
Average Secured Mortgage Loan as Percent of Total Secured	2.50%
Mortgage Loans
Average Secured Mortgage Loan as Percent of Total Assets	2.14%
Largest Secured Mortgage Loan Outstanding	$1,875,000
Largest Secured Mortgage Loan as Percent of Total Secured	8.77%
Mortgage Loans
Largest Secured Mortgage Loan as Percent of Members’ Equity	7.49%
Number of Counties Where Loans are Located	16
Number of secured loans in foreclosure	—
Amount of secured loans in foreclosure	—
Number of secured loans past due 90 days or more	—
Amount of secured loans past due 90 days or more	—
Number of secured loans considered to be impaired	—
Amount of secured loans considered to be impaired	—

The following categories of secured loans were held:

First Trust Deeds	$20,387,957
Second Trust Deed	—
LLC Units (Ownership)	998,635
Total	$21,386,592

The following types of secured loans were held:

Residential	10,704,487
Commercial	10,142,105
Land for Construction	540,000
Total	$21,386,592

See Notes to Financial Statements

PART II

Item Business.

  Background Overview

PFG Fund V, LLC was formed in the State of Colorado on August 26, 2020 for the purpose of engaging in the business of providing short-term secured real estate lending in Colorado and Minnesota as the Company’s operations expand, loans may be made on properties located in other states as the market evolves, (“Hard Money Lending”) to real estate investors. The Company may also manage, remodel, develop, lease, renovate, repair, and/or sell real properties acquired through the Company’s lending activities, including, but not limited to, properties acquired through foreclosure and real estate owned (“REO”). The Company actively participates in the servicing and operational oversight of our assets through our manager, Pine Financial Group, Inc. (“Pine Financial”), rather than subrogate those responsibilities to a third party.

Through our affiliation with Pine Financial Group, Inc. (“Pine Financial”) , we have access to a large database of potential borrowers, which currently stands at approximately 9,500 in Colorado and 1,900 in Minnesota, and plan to make short- term secured rehab loans (“Hard Money Loans” or “Loans”) to these potential borrowers and other borrowers. This database was compiled by collecting email addresses from people that have shown interest in our loan or in fixing and flipping houses. These email addresses have come from offline networking events, online networking forums, and our website. Most of these prospects have not yet been qualified to borrow from us. They are simply people in the areas in which we lend that have shown interest.

The Company is managed by Pine Financial through its sole principal Kevin Amolsch and Jared Seidenberg, its COO/GC. Pine Financial is an established lender based in the Denver area. Pine Financial’s ability to evaluate potential loan candidates and underlying assets stems from management’s experience. Mr. Amolsch started analyzing private money loans in 2006 while working at Lassiter Mortgage before starting Pine Financial Group, Inc in 2008. Prior to joining Pine, Mr. Seidenberg was in private legal practice focused on business matters, regulatory compliance, banking and finance, corporate law, real estate, complex negotiations, and litigation. Prior to that, Mr. Seidenberg served as the General Counsel and President of a national financial services company with a portfolio in excess of $1 Billion where he handled all aspects of the company’s federal and state compliance, litigation, vendor agreements, leases, and operational concerns.

As the founder and owner of Pine Financial Group, Inc, Mr. Amolsch was responsible for reviewing every loan that was considered and approved by Pine Financial. Mr. Seidenberg currently reviews every loan considered and approved by Pine Financial and the Company. Under Mr. Amolsch’s leadership, Pine Financial has only taken 32 properties, out of the 1,990 loans originated, back through foreclosure or deed in lieu of foreclosure for a default rate of 1.61%. Of the 32 defaults resulting in repossession, 19 have been foreclosure and 13 have been deed in lieu. The deed in lieu takes about 7 days to complete at a cost of $150 to $200. The foreclosure process takes between 5 and 6 months in Colorado and 11 to 12 months in Minnesota with the owner redemption period and will cost the company between $3,500 and $4,000. Pine Financial will handle all aspects of the repossession and liquidation process for all defaults.

Company Objective

PFG Fund V, LLC was formed to offer passive investment opportunities to qualified investors. We will continue to focus on providing a very specialized loan to a small group of borrowers. The Company’s primary objectives are:

●	Generate significant profits by lending to rehab investors with short-term loans at high interest rates in Colorado, Minnesota, and other states as the Company expands.

●	To become the most reliable and well-known bridge and rehab lender in Colorado, Minnesota, and other states as it scales.

●	Realize profits and a high rate of return for investors from day one.

Mission Statement

To provide a high-yield and secure investment while supporting the community through property rehabilitation.

Market Discussion

The Industry

There is a high demand for private money rehab loans because it is the only type of financing available for many real estate investors. A rehab loan is a loan used to purchase a distressed property and make repairs. This is true for two primary reasons:

(1)  High Leverage - Private money lenders are more concerned with the deal than the amount of down payment. Conventional lenders will typically require a 20% or more down payment from the real estate investor. Some private lenders will approve loans with no down payment at all.

(2)   No Income - Because these are short term loans private lenders are less concerned with a debt to income ratio and more concerned with a solid strategy to pay back a loan. Conventional lenders and banks have strict debt to income ratio requirements which range from 36% to 45%. A debt to income ratio is calculated by taking the total monthly debt coverage divided by the borrower’s income. Some real estate investors do not show a consistent income and therefore cannot borrow conventional money.

A typical hard money borrower is a small real estate developer that is either fixing and flipping houses or building new residential real estate. We see typical hard money borrowers stick to one to four family residential properties. Typical hard money borrowers can be anything from extremely qualified with great credit, income and assets to very little income, assets and bad credit. Small real estate investors borrow from hard money lenders because of the high leverage lending, the ability to close quickly, the flexibility with the underwriting as discussed in the investment criteria section above or a combination of the three.

Colorado

There are several solid reasons we believe Colorado is a great place to be lending money. Colorado is one of very few markets that had minimal impact to the 2008 housing crash, which is a great indicator to its resilience. Colorado does not seem to experience the booms and busts other areas have seen. The officers of Pine Financial Group have been investing and doing business in Colorado for the last 20 years.

Minnesota

Generally speaking, the market is not as strong in Minnesota as it is in Colorado, but there is very little choice in local hard money lenders, making it much easier for us to conduct business. Although the housing market may not be as strong, it is still rock solid from management’s perspective.

Loan Process

PFG Fund V acts as a private wholesale mortgage company lending money to the borrowers through a retail channel of mortgage brokers. The primary broker is Pine Financial, the managing member of PFG Fund V. We will continue to be flexible and open up lending opportunities through other brokers as we see fit. All loans originated are underwritten pursuant to the same guidelines and Pine Financial will personally interview all potential borrowers. All fees paid to mortgage brokers are paid by the borrower and PFG Fund V has no commission expenses. In addition, no fees will be payable to Pine Financial Group if PFG Fund V elects to purchase previously originated loans or utilize its services.

Because PFG Fund V acts as a private lender, it will not be held to the same lending standards institutional lenders are held to. A typical institutional lender will follow Fannie Mae and/or Freddie Mac underwriting guidelines. Hard money lenders are all privately funded companies making loans to non-owner occupied borrowers. There are no standard underwriting guidelines for hard money lenders, except that most hard money lenders, as a practical matter, only loan to non-owner occupied borrowers and most adhere to a 70% or less loan to value ratio.

Competition

The Company typically faces competition from two sources: (a) institutional lenders (such as banks or credit unions) and (b) other private investors. Regarding institutional lenders, the current borrowing climate involving institutional lenders is highly restrictive. According to the Fannie Mae the underwriting guideline Eligibility Matrix which took effect August 7, 2018, some of the restrictive guidelines to real estate investors include: (these guidelines are based on a single family purchase, 30 year fixed rate loan)

●	85% loan to value;
●	They will not loan any cost of construction;
●	680 credit score (mid score of all three credit bureaus);
●	6 months of Principal, Interest, Taxes, and Insurance in liquid reserves;
●	Maximum loan of $417,000;
●	No foreclosures in the last 7 years;
●	No bankruptcies in the last 4 years;
●	Property cannot be titled in the name of an LLC, Corporation or Trust;

This is just a sample of the restrictive guidelines and is not exhaustive. The Fannie Mae Selling Guide (commonly known as the underwriting manual), is ~1,310 pages of guidelines. According to the clients we have interviewed, conventional lenders and banks are currently difficult and fickle to work with regardless of the investor’s creditworthiness or collateralizing assets. The Company was specifically created to fill the void created by the strict conventional environment.

With respect to other non-institutional lenders, we compete based on terms (pricing, points, maturity) and relationship / reputation.

Below is a chart comparing the terms of our Loans with those of what we perceive as our principal competitors in the Colorado and Minnesota markets. These are all considered non-traditional or private money lenders. This data comes from interviews with the lenders or, where possible, directly from their websites.

Colorado Competition

Company	LTV	LTC	Points	Rate	Term (months)
Pine Financial Group	70%	100%	2	12.90%	9
Merchants Mortgage	N/A	70%	1.5	11.00%	12
Aloha*	75%	90% of Purchase 100% of repairs	2-3	6.99%	9-24
Boomerang Capital	70%	85%	2	10.00%	6
Lead Funding**	70%	100%	2	12.00%	12

* Aloha is a concern as they advertise slightly better pricing. However, feedback that we have received from clients that have tried them has not been positive. Apparently, they are not transparent with their pricing. While they advertise 6.99% rates, we have not heard of anyone actually obtaining that rate. The rate commonly paid is between 10% and 12%. They also seem to be understaffed and have a slow draw process.

**Lead Funding has slightly better pricing and only competes with us on price. They too have a difficult draw process. They also require four (4) months of interest to be paid in advance.

Minnesota Competition

Company	LTV	LTC	Points	Rate	Term (months)
Pine Financial Group	70%	100%	4	12.90%	9
Merchants Mortgage	N/A	70%	1.5	11.00%	12
Renovo	70%	75%	2-4	9.00%+	8
Capital Lending Group	70%	80%-90%	3.5-5	10%-16%	6
CCM	70%	85%	2-5	10%+	12

Our biggest competitive advantage is our network and reputation. Since most of these loans are private money, competitors tend to run out of money. We have a large supply of money between our funds and other available cash. We rarely turn down business because of a lack of funds. We have an extremely positive reputation for getting deals done.

We understand that building relationships with successful real estate investors is the key to a thriving business. Business is much smoother and easier if we have the same clients coming back over and over. We have a high level of repeat and referral business because we compete with quality and transparency.

Employees

We are an emerging growth company currently being developed and currently have no salaried or waged employees. The management company, Pine Financial Group, Inc has seven (7) full time employees, four (4) independent contractors and two (2) offices. Our sole officers and director currently serve he Company for no fixed compensation.

Intellectual Property

The Company’s operations do not depend upon patents or copyrights. Certain information about the way the Company does business is considered by the Company to be unique and proprietary, including knowledge related to the marketing, origination and servicing of our Hard Money Loans. The Company intends to require its future key employees or consultants to sign non-disclosure or non-competition agreements with restrictions on divulging the Company’s confidential information. The Company is not a party to any license agreement, nor does the nature of its business require expenditure of funds for research and development.

Regulation

Extensive federal, state and local regulations cover the Company’s business, including regulations that cover the acquisition, management and sale of real estate.

Legal Proceedings

There is no past, pending or threatened litigation which has had or may have a material effect upon the Company’s business, financial condition or operation.

CERTAIN LEGAL ASPECTS OF THE COMPANY LOANS

Each of the Company’s loans will be secured by, among other things, a deed of trust, mortgage, leasehold deed of trust or leasehold mortgage, or security agreement. The deed of trust and the mortgage are the most commonly used real property security devices. A deed of trust has three parties: a debtor, referred to as the “trustor”; a third party, referred to as the “trustee”; and the lender, referred to as the “beneficiary.” The trustor irrevocably grants the property until the debt is paid, “in trust, with power of sale” to the trustee to secure payment of the obligation. The trustee’s authority is governed by law, the express provisions of the deed of trust and the directions of the beneficiary. The Company will be the beneficiary under all deeds of trust securing Company loans. In a mortgage loan, there are only two parties: the mortgagor (borrower) and the mortgagee (lender).

In the United States, each individual State law determines how a mortgage is foreclosed. The route usually requires a judicial process, but varies from state to state. For properties located in the United States, some States have a statute known as the “one form of action” rule, which requires the beneficiary of a collateral lien to exhaust the security under the security lien (i.e., foreclose on the property) before any personal action may be brought against the borrower. Foreclosure statutes vary from State to State. Loans by the Company secured by mortgages will be foreclosed in compliance with the laws of the State where the real property collateral is located.

Special Considerations in Connection with Junior Encumbrances

In addition to the general considerations concerning trust deeds discussed above, there are certain additional considerations applicable to second and more junior deeds of trust (“junior encumbrances”). By its very nature, a junior encumbrance is less secure than a more senior lien. If a senior lien holder forecloses on its loan, unless the amount of the bid exceeds the senior encumbrances, the junior lien holder will receive nothing. Because of the limited notice and attention given to foreclosure sales, it is possible for a junior lien holder to be sold out, receiving nothing from the foreclosure sale, although all legal methods of recouping the Company’s investment will be exhausted. By virtue of anti-deficiency legislation, discussed above, a junior lien holder may be totally precluded from any further remedies.

Accordingly, a junior lien holder (such as the Company in certain cases) may find that the only method of protecting its security interest in the property is to take over all obligations of the trustor with respect to senior encumbrances while the junior lien holder commences its own foreclosure, making adequate arrangements either to (1) find a purchaser for the property at a price which will recoup the junior lien holder’s interest, or (2) to pay off the senior encumbrances so that the junior lien holder’s encumbrance achieves first priority. Either alternative may require the Company to make substantial cash expenditures to protect its interest. (See “Business Risks” above.)

The Company may also make wrap-around mortgage loans (sometimes called “all-inclusive loans”), which a junior encumbrances to which all the considerations discussed above will apply. A wrap-around loan is made when the borrower desires to refinance his, her, or its property but does not wish to retire the existing indebtedness for any reason, e.g., a favorable interest rate or a large prepayment penalty. A wrap-around loan will have a principal amount equal to the outstanding principal balance of the existing secured loans plus the amount actually to be advanced by the Company. The borrower will then make all payments directly to the Company, and the Company in turn will pay the holder of the senior encumbrance. The actual ultimate yield to the Company under a wrap-around mortgage loan will likely exceed the stated interest rate on the underlying senior loan, since the full principal amount of the wrap-around loan will not actually be advanced by the Company. State laws generally require that the Company be notified when any senior lien holder initiates foreclosure.

If the borrower defaults solely upon his, her or its debt to the Company while continuing to perform with regard to the senior lien, the Company (as junior lien holder) will foreclose upon its security interest in the manner discussed above in connection with deeds of trust generally. Upon foreclosure by a junior lien, the property remains subject to all liens senior to the foreclosed lien. Thus, if the Company were to purchase the security property at its own foreclosure sale, it would acquire the property subject to all senior encumbrances.

The standard form of deed of trust used by most institutional lenders, like the one that will be used by the Company or its affiliates, confers on the beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the deed of trust in such order as the beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the beneficiary under the underlying first deed of trust will have the prior right to collect any insurance proceeds payable under a hazards insurance policy and any award of damages in connection with the condemnation, and to apply the same to the indebtedness secured by the first deed of trust before any such proceeds are applied to repay the loan in respect of the Company. The amount of such proceeds may be insufficient to pay the balance due to the Company, while the debtor may fail or refuse to make further payments on the damaged or condemned property, leaving the Company with no feasible means to obtain payment of the balance due under its junior deed of trust. In addition, the borrower may have a right to require the lender to allow the borrower to use the proceeds of such insurance for restoration of the insured property.

“Due-on-Sale” Clauses

The Company’s forms of promissory notes and deeds of trust, like those of many lenders, contain “due-on-sale” clauses, which permits the Company to accelerate the maturity of a loan if the borrower sells, conveys or transfers all or any portion of the property, but may or may not contain “due-on-encumbrance” clauses which would permit the same action if the borrower further encumbers the property (i.e., executes further deeds of trust). The enforceability of these types of clauses has been the subject of several major court decisions and legislation in recent years.

(1)    Due-on-Sale: Federal law now provides that, notwithstanding any contrary pre-existing state law, due-on- sale clauses contained in mortgage loan documents are enforceable in accordance with their terms by any lender after October 15, 1985. On the other hand, acquisition of a property by the Company by foreclosure on one of its loans may also constitute a “sale” of the property, and would entitle a senior lien holder to accelerate its loan against the Company. This would be likely to occur if then prevailing interest rates were substantially higher than the rate provided for under the accelerated loan. In that event, the Company may be compelled to sell or refinance the property within a short period of time, notwithstanding that it may not be an opportune time to do so.

(2)    Due-on-Encumbrance: With respect to mortgage loans on residential property containing four or less units, federal law prohibits acceleration of the loan merely by reason of the further encumbering of the property (e.g., execution of a junior deed of trust). This prohibition does not apply to mortgage loans on other types of property. Although many of the Company’s junior lien mortgages will be on properties that qualify for the protection afforded by federal law, some loans will be secured by properties that do not qualify for the protection, including (without limitation) small apartment buildings or commercial properties. Junior lien mortgage loans made by the Company may trigger acceleration of senior loans on properties if the senior loans contain valid due-on-encumbrance clauses, although both the number of such instances and the actual likelihood of acceleration are anticipated to be minor. Failure of a borrower to pay off the senior loan would be an event of default and subject the Company (as junior lien holder) to the risks attendant thereto. It will not be customary practice of the Company to make loans on non-residential property where the senior encumbrance contains a due-on-encumbrance clause. (See “Special Considerations in Connection with Junior Encumbrances.”)

Prepayment Charges

Loans may provide for certain prepayment charges to be imposed on the borrowers in the event of certain early payments on the loan. The Manager reserves the right, but has no obligation, at its business judgment to waive collection of prepayment penalties. At this time, Pine Financial is not charging prepayment penalties on any loans but may in the future. Applicable federal and state laws may limit the prepayment charge on residential loans. For commercial or multi-family loans there is no federal law that limits the prepayment amount charge, but applicable state laws may vary.

Bankruptcy Laws

If a borrower files for protection under the federal bankruptcy statutes, the Company will be initially barred from taking any foreclosure action on its real property security by an “automatic stay order” that goes into effect upon the borrower’s filing of a bankruptcy petition. Thereafter, the Company would be required to incur the time, delay and expense of filing a motion with the bankruptcy court for permission to foreclose on the real property security (“relief from the automatic stay order”). Such permission is granted only in limited circumstances. If permission is denied, the Company will likely be unable to foreclose on its security for the duration of the bankruptcy, which could be a period of years. During such delay, the borrower may or may not be required to pay current interest on the Company loan. The Company would therefore lack the cash flow it anticipated from the loan, and the total indebtedness secured by the security property would increase by the amount of the defaulted payments, perhaps reaching a total that would exceed the market value of the property.

In addition, bankruptcy courts have broad powers to permit a sale of the real property free of the Company’s lien, to compel the Company to accept an amount less than the balance due under the loan and to permit the borrower to repay the loan over a term which may be substantially longer than the original term of the loan.

TAX TREATMENT OF COMPANY AND ITS SUBSIDIARIES

The following discussion is a summary of the federal income tax considerations material to an investment in the Notes. This summary is based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service contained in Revenue Rulings, Revenue Procedures and other administrative actions and existing judicial decisions in effect as of the date of this Offering.

Investors should realize that it is not feasible to comment on all aspects of federal, state and local tax laws that may affect each of our Noteholders. The federal and state income tax considerations discussed below are necessarily general in nature, and their application may vary depending upon a Noteholder’s particular circumstances. Further, no representations are made in this Offering as to local tax considerations. The discussion below is directed primarily to individual taxpayers who are citizens or residents of the United States. Accordingly, persons who are trusts, corporate investors in general, corporate investors that are subject to specialized rules such as Subchapter S corporations and any potential investor who is not a U.S. citizen or resident are cautioned to consult their own personal tax advisors before investing in the Notes.

Investors should note that we do not intend to request a private letter ruling from the Internal Revenue Service with respect to any of the federal income tax matters discussed below, and on certain matters no ruling could be obtained even if requested. There can be no assurance that the present federal income tax laws applicable to Noteholders and our operations will not be changed, prospectively or retroactively, by additional legislation, by new Treasury Regulations, judicial decisions or administrative interpretations, any of which could adversely affect a limited partner, nor is there any assurance that there will not be a difference of opinion as to the interpretation or application of current federal income tax laws.

Each prospective investor is urged to consult with the investor’s personal tax advisor with respect to his or her personal federal, state and local income tax considerations arising from a purchase of our Notes. Investors should be aware that the Internal Revenue Service may not agree with all tax positions taken by us and that legislative, administrative or judicial decisions may reduce or eliminate anticipated tax benefits.

We will furnish to each Noteholders and any assignee of Notes on an annual basis the information necessary for the preparation and timely filing of a federal income tax return. Investors should note that information returns filed by us will be subject to audit by the Internal Revenue Service and that the Commissioner of the Internal Revenue Service has announced that the Internal Revenue Service will devote greater attention to the proper application of the tax laws to companies.

Neither our Manager, its officers, directors, nor its affiliates are providing tax advice to prospective investors, and the Manager recommends Noteholders consult with their tax advisors with respect to the impact of any relevant legislation on Noteholders’ investments and the status of legislative, administrative, judicial or regulatory developments and proposals and their potential effect on an investment in the Company.

Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” interest paid on the Notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

However, a note with a term of one year, which we refer to in this discussion as a “short-term note,” will be treated as having been issued with original issue discount or “OID” for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term Notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

Cash method holders of short-term Notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term Notes until the OID is included in the holder’s income.

There are also some situations in which a cash basis holder of a note having a term of more than one year may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term as ordinary gross income as the OID accrues. OID accrues under a constant yield method, as described above.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest (including OID) you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the Notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the Notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest or OID on the Notes.

Under certain circumstances, as a holder of a note, you may be subject to “backup withholding” at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-United States person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as tax-exempt organizations, and to certain non-United States persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Legislation Involving Payments to Certain Foreign Entities

We are required to deduct and withhold a tax equal to 30% of any payments made on our Notes to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our Notes is required to deduct and withhold a tax equal to 30% of any such proceeds, unless (i)  in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisors regarding the possible implications of these requirements on an investment in the Notes.

(ii)

Item 2. Management Discussion & Analysis of Financial Condition and Results of Operation

Generally

The Company filed an offering statement on Form 1-A, or the Offering Statement, with the United States Securities and Exchange Commission, or the SEC, on January 15, 2021, which offering statement was qualified by the SEC on June 3, 2021. Pursuant to the Offering Statement, we offered, on a “best-efforts” basis up to $75,000,000 in principal amount of unsecured, non-convertible, fixed-rate promissory notes (the “Notes”) of PFG Fund V. The Company set a minimum investment requirement of $25,000 but reserved the right to accept subscriptions for less or greater amount at the discretion of our Manager. Proceeds from the sale of the Notes was used to make and originate loans secured by interests in real property located throughout the United States, with a primary focus in Colorado and Minnesota.

As of December 31, 2021, the Company had issued 168 promissory notes. The notes have terms of 60 months and bear an interest of 8.00% per annum, interest payable only monthly. The notes have varying maturity dates, with the principal and accrued and unpaid interest due in full on demand after the maturity date. As of December 31, 2021, outstanding promissory notes and interest payable totaled $22,813,690.00, and $152,588.00, respectively. The promissory notes mature in 2026. The cash generated by these Note sales is utilized to originate loans secured by interests in real property.

As of December 31, 2021, the Company has a line of credit with a single financial institution from which the Company may receive advances up to a combined maximum of $2,000,000.00 based on the Company’s underlying collateral. As of December 31, 2021, the interest rate was 5% on the line of credit agreement, which expires on November 12, 2023. The agreement contains certain financial covenants concerning minimum interest coverage ratio and minimum net worth requirements, which need to met combined with a related party. All of which were met as of December 31, 2021.

As of December 31, 2021, the Company held Mortgage loans receivable consisting of notes to individuals, limited liability companies and corporations secured by deeds of trust, bearing interest at various rates ranging from 10.00% to 14.00% per annum. These notes have original maturity dates ranging from January 2022 to June 2023. As of December 31, 2021, mortgage loans receivable, other receivables, and interest receivable totaled $21,386,591.92, $2,420,000.00, and $155,114, respectively. Unfunded commitments were $4,537,549.50 as of December 31, 2021.

$3,491,700 of the mortgage loans receivable are collateral for the line of credit. Of the total mortgage loan receivable of $21,386,592 as of December 31, 2021, $20,385,792 mature in 2022 and $1,000,800 mature in 2023. As of December 31, 2021, there were no loan modifications nor default loans.

We are managed by our Manager, Pine Financial Group, Inc, a Colorado Corporation. We do not have any employees. We rely on the employees of our Manager, for the day-to-day operation of our business. As of the end if the reporting period of December 31, 2021, there have been no recent developments regarding the real estate markets in which we participate, the composition of our lending competition, material agreements entered into by the Company, or any other material change which impacted our business operations.

Liquidity and Capital Resources

The Company is seeking to raise up to $75 million of capital by selling Notes to Investors. We deploy most of the capital to make, purchase, originate, acquire, or sell loans secured by interests in real property located throughout the United States, with a primary focus in Colorado and Minnesota. The Company may also manage, remodel, develop, lease, renovate, repair, and/or sell real properties acquired through the Company’s lending activities, including, but not limited to, properties acquired through foreclosure and real estate owned (“REO”).

There is no public market for units of the Company, and none is expected to develop in the foreseeable future. No public market currently exists for our Notes. The Company has set a minimum investment requirement of $25,000.00 but may accept subscriptions for less or greater amount at the discretion of our Manager. Therefore, purchasers of our Notes may be unable to sell their securities because there may not be a public market for our securities. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, and all continuing debt service obligations, including the debt service obligations of the Notes. However, our ability to finance our operations is subject to some uncertainties such as the performance of the mortgagor related to each of our assets and the economic and business environments of the various markets in which our underlying collateral properties are located.

Trend Information

Recent economic trends and developments may have adverse impacts on the Company and its operations including, without limitation, historically high inflation, rising interest rates, increased costs of materials and construction, inflated property values and rapidly fluctuating real-estate markets, low supply of housing stock, tight labor markets and rising wages.

As a result of the global outbreak of a new strain of coronavirus, COVID-19 and its variants, economic uncertainties have arisen that continue to have an adverse impact on economic and market conditions. The global impact of the outbreak has evolved, and the after-effect of the outbreak presents material uncertainty and risk with respect to our future financial results and capital raising efforts. We are unable to quantify the impact COVID-19 may have on us at this time. However, the extent of the impact of COVID-19 outbreak on operations of the Company will depend on future developments, including the duration and spread of the outbreak, related advisories and restrictions, government actions, the impact on financial markets and the overall economy, all of which are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s operations can be affected. Depending on the severity and length of the outbreak, the novel coronavirus may continue to present uncertainty and risk with respect to the Company, its performance, and its financial results in the future.

With the exception of the foregoing, there currently are no other events or uncertainties that we are aware of that will materially or adversely impact the lending operations of the Company nor are we aware of any events or uncertainties that would cause any of the reported financial information to not be indicative of future operating results.

Despite the current economic and market trends, we expect PFG Fund V, LLC to continue to grow its debt obligation as we sell more Notes, and increase its assets based on loans originated as outlined in the Offering.

Item 3. Directors, Executive Officers, Promoters and Control Persons

The Principals and Executive Officers of the Manager of the Company are as follows:

Name	Age	Title(s)
Kevin Amolsch	43	CEO, President, Treasurer of Pine Financial Group, Inc.
Jared Seidenberg	43	COO/General Counsel

Duties, Responsibilities and Experience

The following individuals are the decision makers of Pine Financial Group, Inc. which is the Manager of the Company. All business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company. The rights and duties of the Manager is described in the Operating Agreement of the Company.

The Principals and Executive Officers of the Manager are as follows:

Pine Financial Group, Inc., Managing Member

Kevin Amolsch, Age 43, Sole Principal and Owner of Pine Financial Group, Inc., Manager

Kevin Amolsch formed Pine Financial Group, Inc. in October 2008 after leaving Lassiter Mortgage as the senior loan officer for residential lending. With Lassiter Mortgage, a small mortgage brokerage consisting of the owner, one assistant, and Mr. Amolsch who served as a sub-contractor originating mortgage loans. While there, Mr. Amolsch was able to help raise private money to fund hard money loans as well as brokering traditional mortgages in Colorado. During his last 12 months there, Mr. Amolsch originated every residential loan that came through Lassiter, whether hard money or conventional, while the owner focused on commercial loans and her side business. Although the owner reviewed every file Mr. Amolsch initiated and was the underwriter on each hard money file. It was Mr. Amolsch who made the principal decisions on which loans to fund and which ones to turn down and presented the loans to the individual investors for funding. Mr. Amolsch was also instrumental in structuring the loan servicing side of the business and created the system for collecting and sending payments, managing construction draws, and for handling defaults.

Today, Pine Financial Group is a premier lender for real estate investors in Colorado and Minnesota with more than 1,950 loans for almost $685 million in completed transactions. It is well known in the investment community that Pine Financial can get deals done and its business is based primarily on repeat business and referrals.

Kevin acquired his first house shortly after his 21st birthday. He was in the military when he purchased the house. Within two years he purchased another home and kept the first one as a passive investment. Within another two years he became a full time real estate investor through acquisition, leasing and selling residential assets. He did this for several years before becoming a mortgage broker. He continued to broker conventional mortgage loans part time and went to work for a company that analyzes mortgage bonds to learn more about the secondary mortgage market in this country.

Finding it difficult to work for someone else he ended his short corporate career before his two-year anniversary and started working for a small boutique mortgage company in Denver and learned how to broker private money. This small mortgage company, Lassiter Mortgage, was a mortgage broker licensed in Colorado. There were two loan officers and one office assistant. Their office was in Denver and it originated loans in Colorado. For the last 12 months Kevin worked there, he ran the residential lending division. Any residential loan originated by Lassiter Mortgage was originated by Kevin. Kevin was consistently making between 2 and 5 private money loans per month before he left the company in 2008. Kevin was in charge of putting the file together and presenting the deal and the risks to private money lenders. Kevin also started and managed the loan servicing division where he was responsible for collecting payments, managing defaults and inspecting the properties. In 2008 he started Pine Financial Group, Inc to continue pursuing his passion for deals.

Pine Financial Group has seven full time employees, four independent contractors and two offices. Pine Financial Group originates short-term rehab loans to small real estate investors and developers. The niche has always been to serve investors and help make it possible for new and experienced investors to do more real estate deals. Pine Financial Group has been profitable from day one and currently has over $95 million in assets under management.

Kevin is the author of “The 45 Day Investor” a book dedicated to helping new investors buy their first investment property in 45 days or less and has been quoted in the Las Vegas Review Journal, the Denver Post, Forbes, Yahoo Real Estate, and several other small publications and blogs.

Pine Financial Group, Inc., Man aging Member

Jared Seidenberg, Age 43, COO/ General Counsel of Pine Financial Group, Inc., Manager

Mr. Seidenberg is the COO/General Counsel at Pine Financial Group. Prior to joining Pine, Mr. Seidenberg was in private practice focused on business matters, regulatory compliance, banking and finance, corporate law, real estate, complex negotiations, and litigation. His real estate clients included developers, investors, contractors, and builders who he assisted in entitlement, deal formation and structure, litigation, contract matters, and disputes.

Prior to that, Mr. Seidenberg served as the General Counsel and President of a national financial services company with a portfolio in excess of $1 Billion where he handled all aspects of the company’s federal and state compliance, litigation, vendor agreements, leases, and operational concerns.

In addition, Mr. Seidenberg is a successful real estate investor and has been involved in numerous multi-family developments, land deals, and single-family fix and flips. Mr. Seidenberg is a 2004 graduate of the University of Colorado School of Law.

Executive Compensation

The following table sets forth the cash compensation from the Company of the Principals of our Manager:

Name & Title	Year	Salary	Bonus	Option Awards	Other
Kevin Amolsch	2021	$0.00	$0.00	$0.00	100% of LLC Interests
Jared Seidenberg	2021	$0.00	$0.00	$0.00	N/A

For organizing the Company, business plan development, putting together this Offering, initial capitalization, and other related services, the Manager of our Company has been awarded 100% of the LLC Interests in our Company. The Manager continues to reap the benefits of the LLC Interests by providing management services to the Company and its noteholders

The Manager shall receive reimbursement for expenses incurred on behalf of the Company. The Manager will also receive 100% of distributions available after the Noteholders have received their return of principal and promised interest payments under the Notes.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

The principals of our Manager have agreed to provide services to us without compensation until such time that we have sufficient earnings from our revenue. The Manager has received the Membership Interests in exchange for cash.

Item 4. Security Ownership of Management and Certain Security Holders.

The following table sets forth information as of the date of this Offering.

Name of Beneficial Owner	Membership Interest	% Before Offering	% After Offering
Pine Financial Group, Inc.a	100%	100%	100%
TOTAL:	100%	100%	100%

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this Offering.

Item 5. Interest of Management and Others in Certain Transactions.

The Company utilizes office space provided at no cost from our Manager. Office services are provided without charge by the Company’s Manager. Such costs are immaterial to the financial statements and, accordingly, have not been reflected.

We have issued 100% of the Management Interests to our Manager. The Manager shall receive the following fees and compensation:

Phase of Operation	Basis for Fee	Amount of Fee
Net Income	N/A	The Manager, as equity holder of the Company, shall receive a fee of 100% of the available cash distributions (profits). Cash Distributions are profits only, and shall be made after interest and/or principal payment of the Notes, and other expenses and costs that the Company may incur. The total amount of profit that the Manager may receive cannot be determined at this time. This may be paid monthly.
Servicing Fee (Fee charged to Company)	Manager compensation for servicing each loan.	The Servicing Fee shall be at a rate of 1% of the principal amount of the Loan. The total the Manager may receive cannot be determined at this time.
Origination & Admin Fee (Fee charged to Borrower)	Manager compensation for time spent originating, underwriting, and administering each loan.	$995 per Loan plus 2% to 4% of the Loan principal amount. The total the Manager may receive cannot be determined at this time. Paid by the Borrower.
Inspection Fees (Fee charged to Borrower)	Manager compensation for inspecting properties for construction draws.	A reasonable fee charged to the Borrower for inspecting the property prior to releasing a construction draw. The total the Manager may receive cannot be determined at this time.

Item 6. Other Information. None

Item 7. Financial Statements. To Follow on Next Page